Exhibit 99.1

Assurant Announces Pricing of Public Offering of Senior Notes

NEW YORK, August 15, 2019 - Assurant, Inc. (NYSE: AIZ) (“Assurant”), a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases, today announced the pricing of a public offering of $350.0 million aggregate principal amount of its 3.700% Senior Notes due 2030 (the “Notes”). The offering is expected to close on August 22, 2019, subject to customary closing conditions.

The net proceeds from the sale of the Notes will be approximately $346.7 million, after deducting the underwriting discounts and the estimated offering expenses payable by the company. The company intends to use the net proceeds from the offering (and available cash on hand, to the extent necessary) to fund the purchase of up to $100 million aggregate principal amount of the $375.0 million outstanding aggregate principal amount of its 6.750% notes due 2034 (the “2034 Notes”) pursuant to the tender offer that the company launched on the date hereof (the “Tender Offer”), to redeem all or a portion of the $300.0 million outstanding aggregate principal amount of its Floating Rate Senior Notes due 2021 (the “2021 Notes”) and to pay related premiums, fees and expenses. Any remaining net proceeds will be used for general corporate purposes. This press release does not constitute a notice of redemption with respect to the 2021 Notes. In addition, this press release should not be construed as an offer to purchase any of Assurant’s outstanding 2034 Notes. The Tender Offer is being made only upon the terms and conditions set forth in the related offer to purchase.

J.P. Morgan Securities LLC and Wells Fargo Securities, LLC are acting as joint book-running managers for the offering.

An effective shelf registration statement, under which the Notes will be issued, was filed previously with the U.S. Securities and Exchange Commission. The offering and sale of the Notes is being made only by means of a prospectus and an accompanying prospectus supplement related to the offering. You can get copies of these documents for free by visiting EDGAR at the SEC website at www.sec.gov. Alternatively, copies of the prospectus and prospectus supplement may be obtained by contacting J.P. Morgan Securities LLC, 383 Madison Avenue, New York, NY 10179, Attention: Investment Grade Syndicate Desk, or by calling at (212) 834-4533; and Wells Fargo Securities, LLC, 608 2nd Avenue South, Suite 1000, Minneapolis, MN 55402, Attention: WFS Customer Service, or by emailing wfscustomerservice@wellsfargo.com or by calling at (800) 645-3751.

This press release is neither an offer to sell nor a solicitation of an offer to buy the Notes, nor does it constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Assurant

Assurant is a leading global provider of housing and lifestyle solutions that support, protect and connect major consumer purchases. Anticipating the evolving needs of consumers, Assurant partners with the world’s leading brands to develop innovative products and services and to deliver an enhanced customer experience. A Fortune 500 company with a presence in 21 countries, Assurant offers mobile device solutions; extended service contracts; vehicle protection services; pre-funded funeral insurance; renters insurance and lender-placed homeowners insurance. The Assurant Foundation strengthens communities by supporting charitable partners that help protect where people live and can thrive, connect with local resources, inspire inclusion and prepare leaders of the future.

Cautionary Statement

Some of the statements included in this press release may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations, including the closing of this offering. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that our future plans, estimates or expectations will be achieved. Our actual results might differ materially from those projected in the forward-looking statements. The company undertakes no obligation to update or review any forward-looking statement in this press release, whether as a result of new information, future events or other developments. For a detailed discussion of the factors that could affect the company’s results, please refer to the factors identified in the reports we file with the U.S. Securities and Exchange Commission (the “SEC”), including but not limited to the risk factors identified in our most recent Annual Report on Form 10-K, as filed with the SEC.

Media Contact:

Linda Recupero

Senior Vice President, Enterprise Communication

Phone: 212.859.7005

linda.recupero@assurant.com

Investor Relations Contacts:

Suzanne Shepherd

Senior Vice President, Investor Relations

Phone: 212.859.7062

suzanne.shepherd@assurant.com

Sean Moshier

Director, Investor Relations

Phone: 212.859.5831

sean.moshier@assurant.com